Exhibit 99.1

Targa Resources Partners LP and Targa Resources Corp. Report

First Quarter 2012 Financial Results

HOUSTON - May 3, 2012 - Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) today reported first quarter 2012 results. First quarter 2012 net income attributable to Targa Resources Partners was $70.1 million compared to $37.8 million for the first quarter of 2011. The income per diluted limited partner unit was $0.63 in the first quarter of 2012 compared to $0.37 for the first quarter of 2011. The Partnership reported earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $145.4 million for the first quarter of 2012 compared to $107.4 million for the first quarter of 2011.

The Partnership’s distributable cash flow for the first quarter 2012 of $105.7 million corresponds to distribution coverage of approximately 1.5 times the $69.6 million in total distributions to be paid on May 15, 2012 (see the section of this release entitled “Targa Resources Partners - Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, gross margin, operating margin and distributable cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).

“We reported first quarter 2012 Adjusted EBITDA of $145 million, driven by impressive performance across almost all aspects of both our Gathering and Processing Division and our Logistics and Marketing Division,” said Joe Bob Perkins, CEO of the Partnership’s general partner and of Targa Resources Corp. “Our diverse midstream assets are performing exceptionally well, and provide us an inventory of announced and potential projects for future growth. We are excited about our increasing scale and diversity going forward.”

On April 11, 2012, the Partnership announced a cash distribution for the first quarter 2012 of 62.25¢ per common unit, or $2.49 per unit on an annualized basis, representing an increase of approximately 3% over the fourth quarter 2011 and 12% over the annualized distribution paid with respect to the first quarter 2011. The cash distribution will be paid on May 15, 2012 on all outstanding common units to holders of record as of the close of business on April 23, 2012. The total distribution paid will be $69.6 million, with $47.4 million to the Partnership’s third-party limited partners, and $22.2 million to TRC for its ownership of common units, incentive distribution rights (“IDRs”) and its 2% general partner interest in the Partnership.

Targa Resources Partners - Capitalization, Liquidity and Financing Update

Total funded debt at the Partnership as of March 31, 2012 was $1,380.4 million including $209.1 million of 8 1/4% senior unsecured notes due 2016, $72.7 million of 11 1/4% senior unsecured notes due 2017, $250.0 million of 7 7/8% senior unsecured notes due 2018, $483.6 million of 6 7/8% senior unsecured notes due 2021, $400.0 million of 6 3/8% senior unsecured notes due 2022, and $35.0 million of unamortized discounts.

As of March 31, 2012, after giving effect to $77.6 million in outstanding letters of credit, the Partnership had available revolver capacity of $1,022.4 million and $86.3 million of cash resulting in total liquidity of $1,108.7 million.

On January 23, 2012, the Partnership completed a public offering of 4,000,000 common units representing limited partner interests in the Partnership, providing net proceeds of $150 million. Pursuant to the exercise of the underwriter’s overallotment option, the Partnership sold an additional 405,000 units providing net proceeds of approximately $15 million. The net proceeds from the offering were used to reduce borrowings under the Partnership’s senior secured credit facility.

On January 30, 2012, the partnership closed on a private placement of $400 million in aggregate principal amount of 6 3/8% senior unsecured notes due 2022 resulting in approximate net proceeds of $395 million. The net proceeds were used to reduce borrowings under the Partnership’s senior secured credit facility and for general partnership purposes.

For 2012, the Partnership continues to expect total capital expenditures will be $680 million gross and $650 million net of noncontrolling interest share and reimbursements. Maintenance capital expenditures are expected to be approximately 12% of the total net capital expenditures.

Targa Resources Corp. - First Quarter 2012 Financial Results

Targa Resources Corp., the parent of Targa Resources Partners, reported its first quarter 2012 results. The Company, which at March 31, 2012 owned a 2% general partner interest (held through its 100% ownership interest in the general partner of the Partnership), all of the IDRs and 12,945,659 common units of the Partnership, presents its results consolidated with those of the Partnership.

TRC reported net income available to common shareholders of $9.6 million for the first quarter 2012 compared with a net income available to common shareholders of $6.9 million for the first quarter 2011.

First quarter 2012 distributions to be paid on May 15, 2012 by the Partnership to the Company will be $22.2 million, with $8.1 million, $12.7 million and $1.4 million paid with respect to common units, IDRs and general partner interests, respectively.

On April 11, 2012, TRC declared a quarterly dividend of 36.50¢ per share of its common stock for the three months ended March 31, 2012, or $1.46 per share on an annualized basis, representing increases of approximately 9% over the previous quarter’s dividend and 34% over the dividend for the first quarter of 2011. Total cash dividends declared of approximately $15.5 million will be paid May 16, 2012 on all outstanding common shares to holders of record as of the close of business on April 23, 2012.

The Company’s distributable cash flow for the first quarter 2012 of $14.4 million corresponds to dividend coverage of approximately 0.9 times the $15.5 million in total declared dividends for the quarter (see the section of this release entitled “Targa Resources Corp. - Non-GAAP Financial Measures” for a discussion of distributable cash flow and reconciliations of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP).

Targa Resources Corp. - Capitalization, Liquidity and Financing Update

Total funded debt of the Company as of March 31, 2012, excluding debt of the Partnership, was $89.3 million. The Company also has access to the full amount of its $75.0 million senior secured revolving credit facility due 2014.

The Company’s cash balance, excluding cash held at the Partnership and its subsidiaries, was $34.9 million as of March 31, 2012, resulting in total liquidity of $109.9 million.

On January 23, 2012 the Company purchased 1,300,000 common units from the Partnership for approximately $49.8 million as part of the public offering of common units of the Partnership. The Company also contributed to the Partnership approximately $3.4 million for 89,898 general partner units to maintain its 2% general partner interest in the Partnership.

Conference Call

Targa Resources Partners and Targa Resources Corp. will host a joint conference call for investors and analysts at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) on May 3, 2012 to discuss first quarter 2012 financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership’s and the Company’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 72134579. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor’s section of the Partnership’s and the Company’s website. Telephone replay access numbers are 855-859-2056 or 404-537-3406 with pass code 72134579 and will remain available, along with the Webcast, until May 17, 2012.

Targa Resources Partners - Consolidated Financial Results of Operation

	Three Months Ended March 31,
	2012	2011
	(In millions except per unit data)
Revenues	$1,645.5	$1,615.1
Product purchases	1,384.1	1,401.2

Gross margin (1)	261.4	213.9
Operating expenses	71.6	65.9

Operating margin (2)	189.8	148.0
Depreciation and amortization expense	46.7	42.7
General and administrative expense	32.9	31.8

Income from operations	110.2	73.5
Interest expense, net	(29.4)	(27.5)
Equity in earnings of unconsolidated investment	2.1	1.7
Other	(0.1)	(0.2)
Income tax expense	(1.0)	(1.8)

Net income (loss)	81.8	45.7
Less: Net income attributable to noncontrolling interest	11.7	7.9

Net income (loss) attributable to Targa Resources Partners LP	$70.1	$37.8

Net income (loss) attributable to general partner	$14.1	$7.6
Net income attributable to limited partners	56.0	30.2

Net income attributable to Targa Resources Partners LP	$70.1	$37.8

Basic net income per limited partner unit	$0.64	$0.37
Diluted net income per limited partner unit	0.63	0.37
Financial data:
Adjusted EBITDA (3)	$145.4	$107.4
Distributable cash flow (4)	105.7	72.1
Operating data:
Plant natural gas inlet, MMcf/d (5)(6)	2,232.7	2,168.6
Gross NGL production, MBbl/d	132.3	119.1
Natural gas sales, BBtu/d (6)	860.5	682.4
NGL sales, MBbl/d	279.1	275.6
Condensate sales, MBbl/d	3.1	2.6

(1)	Gross margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”
(2)	Operating margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”
(3)	Adjusted EBITDA is net income before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. This is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”
(4)	Distributable cash flow is net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses (gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs). This is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”

(5)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(6)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.

Targa Resources Partners - Review of Consolidated First Quarter Results

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues, including the impacts of hedging, increased due to higher commodity sales volumes ($105.1 million), higher fee-based and other revenues ($72.0 million) and the higher impact of realized prices on condensate ($3.3 million), partially offset by the impact of lower realized prices on natural gas and NGLs ($150.0 million).

The increase in operating margin reflects higher gross margin, partially offset by higher operating expenses. The increase in gross margin resulted from higher revenues ($30.4 million) and lower product purchase costs ($17.0 million). The increase in operating expenses primarily reflects increased compensation and benefits ($3.0 million) and higher maintenance ($1.8 million). See “ - Targa Resources Partners - Review of Segment Performance” for additional information regarding changes in the components of operating margin on a disaggregated basis and “Targa Resources Partners - Non-GAAP Financial Measures” for a discussion of gross margin and operating margin.

The increase in depreciation and amortization expenses was primarily due to the impact of assets purchased in 2011, including the acquisitions of petroleum logistics assets and expansion projects at Mont Belvieu ($6.4 million) partially offset by assets that became fully depreciated after the first quarter of 2011 ($2.4 million).

General and administrative expenses increased primarily due to compensation and benefits.

The increase in interest expense was the result of higher borrowings ($2.5 million) partially offset by lower effective interest rates ($0.6 million).

The increase in net income attributable to noncontrolling interests reflects the impact of higher earnings at the Partnership’s non-wholly owned consolidated subsidiaries.

Targa Resources Partners - Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. For a discussion of operating margin, see “Targa Resources Partners - Non-GAAP Financial Measures - Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales for the period and the denominator is the number of calendar days for the period.

The Partnership reports its operations in two divisions: (i) Natural Gas Gathering and Processing, consisting of two reportable segments - (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments - (a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

Field Gathering and Processing Segment

The Field Gathering and Processing segment gathers and processes natural gas from the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin, including the Barnett Shale, in North Texas. The segment’s processing plants include nine owned and operated facilities.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Gross margin	$102.3	$87.9
Operating expenses	29.3	26.8

Operating margin	$73.0	$61.1

Operating statistics:
Plant natural gas inlet, MMcf/d (1),(2)
Permian	145.7	122.7
SAOU	115.3	107.2
North Texas System	224.5	184.5
Versado	169.9	158.4

	655.4	572.8

Gross NGL production, MBbl/d
Permian	17.0	14.5
SAOU	18.2	16.5
North Texas System	24.9	21.0
Versado	19.0	17.4

	79.1	69.5

Natural gas sales, BBtu/d (2),(3)	313.3	263.1
NGL sales, MBbl/d (3)	65.0	56.4
Condensate sales, MBbl/d (3)	2.9	2.3
Average realized prices (4):
Natural gas, $/MMBtu	2.57	3.80
NGL, $/gal	1.06	1.11
Condensate, $/Bbl	99.23	91.04

(1)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(2)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(3)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the applicable period and the denominator is the number of calendar days during the applicable period.
(4)	Average realized prices exclude the impact of hedging activities.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

The increase in gross margin was primarily due to higher NGL and natural gas sales volumes due to higher throughput, and higher condensate prices partially offset by lower natural gas and NGL sales prices. Plant inlet volumes were up in all areas, largely attributable to new well connects, particularly at North Texas, Sand Hills and SAOU as well as to the negative impact of severe cold weather and operational outages in the first quarter of 2011.

The increase in operating expenses was primarily related to higher system maintenance expenses and repair costs.

Coastal Gathering and Processing Segment

The Coastal Gathering and Processing segment assets are located in the onshore and near offshore region of the Louisiana Gulf Coast and the Gulf of Mexico. With the strategic location of the Partnership’s assets in Louisiana, it has access to the Henry Hub, the largest natural gas hub in the U.S., and a substantial NGL distribution system with access to markets throughout Louisiana and the Southeast United States.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Gross margin	$56.7	$46.5
Operating expenses	10.4	10.2

Operating margin	$46.3	$36.3

Operating statistics:
Plant natural gas inlet, MMcf/d (1),(2)
LOU	194.9	173.1
Coastal Straddles	839.5	943.4
VESCO	543.0	479.3

	1,577.3	1,595.8

Gross NGL production, MBbl/d
LOU	8.1	6.9
Coastal Straddles	17.6	17.1
VESCO	27.5	25.6

	53.2	49.6

Natural gas sales, Bbtu/d (2),(3)	282.0	254.5
NGL sales, MBbl/d (3)	47.3	43.5
Condensate sales, MBbl/d (3)	0.3	0.3
Average realized prices:
Natural gas, $/MMBtu	2.62	4.15
NGL, $/gal	1.16	1.21
Condensate, $/Bbl	127.86	92.23

(1)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.

(2)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(3)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

The increase in gross margin is primarily due to the significant increase in gas purchased for processing at VESCO and Lowry and the favorable frac spread as a result of low gas prices relative to NGLs and crude oil. The slight decrease in plant inlet volumes was largely attributable to the decline in offshore and off-system supply volumes largely offset by increased traditional wellhead volumes. NGL production and sales volumes increased as a result of the optimization of throughput to more efficient, higher recovery plants. Natural gas sales volumes increased due to an increase in demand from industrial customers and increased sales to other reportable segments for resale.

Operating expenses were flat.

Logistics Assets Segment

The Logistics Assets segment is involved in transporting, storing and fractionating mixed NGLs; storing, terminaling and transporting finished NGLs; and storing and terminaling refined petroleum products and crude oil. The Partnership’s logistics assets are generally connected to, and supplied in part by, its Natural Gas Gathering and Processing segments and are predominantly located at Mont Belvieu, Texas and Southwestern Louisiana. This segment also includes the activities associated with the 2011 acquisitions of refined petroleum products and crude oil storage and terminaling facilities.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Gross margin	$64.4	$42.3
Operating expenses	21.4	20.0

Operating margin	$43.0	$22.3

Operating statistics (1):
Fractionation volumes, MBbl/d	293.7	209.3
Treating volumes, MBbl/d (2)	19.1	10.2

(1)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.
(2)	Includes the volumes related to the natural gasoline hydrotreater at our Mt. Belvieu facility.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

The increase in gross margin was primarily due to higher fractionation and treating fees and the impact of the 2011 petroleum logistics acquisitions. The higher fractionation fees are largely attributable to the Cedar Bayou facility Train 3 expansion of an additional 78 MBbl/d in mid-year 2011. Treating fees were up due to increases in throughput and the operational start up of the benzene treating facility in the first quarter of 2012.

The increase in operating expenses was primarily due to the operating costs of the petroleum logistics terminals acquired after the first quarter of 2011, resulting in higher compensation and benefits, higher system maintenance costs, higher contract labor and ad valorem taxes. Outside professional services increased due to an increase in, and timing of, well work-over costs. These increased costs were largely offset by system product gains.

Marketing and Distribution Segment

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes: (1) marketing of the Partnership’s natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to the Partnership from its Natural Gas Gathering and Processing division and the purchase and resale of natural gas in selected United States markets.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Gross margin	$35.4	$$44.6
Operating expenses	9.3	11.9

Operating margin	$26.1	$$32.7

Operating statistics (1):
Natural gas sales, BBtu/d	1,023.5	664.3
NGL sales, MBbl/d	282.7	272.4
Average realized prices:
Natural gas, $/MMBtu	2.60	4.06
NGL realized price, $/gal	1.21	1.28

(1)	Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

The decrease in gross margin was due to several factors including a weaker price environment compared to last year and lower wholesale propane activity resulting from warmer weather which reduced demand for propane. The decrease was partially offset by increased LPG export activity.

The decrease in operating expenses was a direct result of a decrease in barge activity.

Other

Other contains the financial effects of the Partnership’s hedging program on operating margin. It typically represents the cash settlements on the Partnership’s derivative contracts. Other also includes deferred gains or losses on previously terminated or de-designated hedge contracts that are reclassified to revenues upon the occurrence of the underlying physical transactions.

The primary purpose of our commodity risk management activities is to manage the Partnership’s exposure to commodity price risk and reduce volatility in our operating cash flow due to fluctuations in commodity prices. The Partnership has hedged the commodity price associated with a portion of its expected natural gas, NGL and condensate equity volumes by entering into derivative instruments. Because the Partnership is essentially forward selling a portion of its plant equity volumes, these hedge positions will move favorably in periods of falling prices and unfavorably in periods of rising prices.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

For the three months ended March 31, 2012, the Partnership’s cash flow hedging program increased gross margin by $1.4 million compared to a decrease of $4.4 million for the same period in 2011. The increase was driven by lower natural gas and NGL prices.

About Targa Resources Corp. and Targa Resources Partners

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding incentive distribution rights and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products; and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the onshore and near offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Targa Resources Partners - Non-GAAP Financial Measures

This press release includes the Partnership’s non-GAAP financial measures distributable cash flow, Adjusted EBITDA, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow - The Partnership defines distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses (gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs). The impact of noncontrolling interests is included in this measure.

Distributable cash flow is a significant performance metric used by the Partnership and by external users of its financial statements, such as investors, commercial banks and research analysts to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the board of directors of the Partnership’s general partner) to the cash distributions it expects to pay its unitholders. Using this metric, management and external users can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Partners LP. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making processes.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow:
Net income attributable to Targa Resources Partners LP	$70.1	$37.8
Depreciation and amortization expenses	46.7	42.7
Deferred income tax expense	0.4	0.4
Amortization in interest expense	4.6	1.8
Risk management activities	1.0	0.2
Maintenance capital expenditures	(16.5)	(12.8)
Other (1)	(0.6)	2.0

Distributable cash flow	$105.7	$72.1

(1)	Includes reimbursements of certain environmental maintenance capital expenditures by TRC and the non-controlling interest portion of maintenance capital expenditures and depreciation expense.

Adjusted EBITDA - The Partnership defines Adjusted EBITDA as net income attributable to Targa Resources Partners LP before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities or GAAP net income attributable to Targa Resources Partners LP. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net cash provided by operating activities to Targa Resources Partners LP Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$146.7	$98.6
Net income attributable to noncontrolling interests	(11.7)	(7.9)
Interest expense, net (1)	24.8	25.7
Current income tax expense	0.6	1.4
Other (2)	(4.9)	(2.0)
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	(158.2)	(71.3)
Accounts payable and other liabilities	148.1	62.9

Adjusted EBITDA	$145.4	$107.4

(1)	Net of amortization of debt issuance costs, discount and premium included in interest expense of $4.6 million and $1.8 million for the three months ended March 31, 2012 and 2011. Excludes affiliate and allocated interest expense.
(2)	Includes equity earnings from unconsolidated investments - net of distributions, accretion expenses associated with asset retirement obligations, amortization of stock based compensation and gain (loss) on sale of assets.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA:
Net income attributable to Targa Resources Partners LP	$70.1	$37.8
Add:
Interest expense, net	29.4	27.5
Income tax expense	1.0	1.8
Depreciation and amortization expenses	46.7	42.7
Risk management activities	1.0	0.2
Noncontrolling interest adjustment	(2.8)	(2.6)

Adjusted EBITDA	$145.4	$107.4

Gross Margin - Gross margin is defined as revenues less purchases. It is impacted by volumes and commodity prices as well as by the Partnership’s contract mix and hedging program. The Partnership defines Natural Gas Gathering and Processing gross margin as total operating revenues from the sales of natural gas and NGLs plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases. Logistics Assets gross margin consists primarily of service fee revenue. Gross margin for Marketing and Distribution equals total revenue from service fees and NGL sales, less cost of sales, which consists primarily of NGL purchases, transportation costs and changes in inventory valuation. The gross margin impact of cash flow settlements from commodity hedging activities is reported in Other.

Operating Margin - Operating margin is an important performance measure of the core profitability of the Partnership’s operations. The Partnership defines operating margin as gross margin less operating expenses. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges.

Gross margin and operating margin are non-GAAP measures. The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross margin and operating margin are not alternatives to GAAP net income, and have important limitations as analytical tools. Investors should not consider gross margin and operating margin in isolation or as substitutes for analysis of the Partnership’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Partnership’s industry, the Partnership’s definition of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Partnership believes that investors benefit from having access to the same financial measures that its management uses in evaluating our operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by the Partnership and by external users of the Partnership’s financial statements, including investors and commercial banks to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of gross margin and operating margin to net income for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Reconciliation of gross margin and operating margin to net income:
Gross margin	$261.4	$213.9
Operating expenses	(71.6)	(65.9)

Operating margin	189.8	148.0
Depreciation and amortization expenses	(46.7)	(42.7)
General and administrative expenses	(32.9)	(31.8)
Interest expense, net	(29.4)	(27.5)
Income tax expense	(1.0)	(1.8)
Other, net	2.0	1.5

Net income	$81.8	$45.7

Targa Resources Corp. - Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measure distributable cash flow. Distributable cash flow should not be considered as an alternative to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow - The Company defines distributable cash flow as net income attributable to Targa Resources Corp. excluding the Partnership’s earnings, plus depreciation and amortization of Non-Partnership assets, Non-Partnership deferred taxes, distributions that are attributable to the current period of the Partnership, losses (gains) on derivative contracts and certain pre-IPO tax impacts. Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by the Company to the cash dividends the Company expects to pay its shareholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in the Company’s quarterly dividend rates. Distributable cash flow is also a quantitative standard used throughout the investment community because the share value is generally determined by the share’s yield (which in turn is based on the amount of cash dividends the entity pays to a shareholder).

The economic substance behind the Company’s use of distributable cash flow is to measure the ability of the Company’s assets to generate cash flow sufficient to pay dividends to the Company’s investors.

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Corp. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Corp. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Corp. and is defined differently by different companies in the Company’s industry, the Company’s definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making process.

The following table presents a reconciliation of net income of Targa Resources Corp. to distributable cash flow for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Reconciliation of net income attributable to Targa Resources Corp. to Distributable Cash Flow
Net income of Targa Resources Corp.	$69.2	$40.8
Less: Net income of Targa Resources Partners LP	(81.8)	(45.7)

Net loss for TRC Non-Partnership	(12.6)	(4.9)
Plus: TRC Non-Partnership income tax expense	9.1	4.0
Plus: Distributions from the Partnership	22.2	14.4
Plus: Non-cash gain on hedges	(0.3)	(0.6)
Plus: Depreciation - Non-Partnership assets	0.7	0.7
Less: Current cash tax expense (1)	(6.9)	(2.9)
Plus: Taxes funded with cash on hand (2)	2.2	2.5

Distributable cash flow	$14.4	$13.2

(1)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months ended March 31, 2012 and 2011.
(2)	Current period portion of amount established at our IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

The following table presents an alternative reconciliation of cash distributions declared by Targa Resources Partners LP to distributable cash flow of Targa Resources Corp. for the periods indicated:

	Three Months Ended March 31,
	2012	2011
Targa Resources Corp. Distributable Cash Flow
Distributions from Targa Resources Partners LP associated with:
General Partner Interests	$1.4	$1.1
Incentive Distribution Rights	12.7	6.8
Common Units	8.1	6.5

Total distributions from Targa Resources Partners LP Income (expenses) of TRC Non-Partnership	22.2	14.4
General and administrative expenses	(2.0)	(2.8)
Interest expense, net	(1.1)	(1.0)
Current cash tax expense (1)	(6.9)	(2.9)
Taxes funded with cash on hand (2)	2.2	2.5
Other income (expense)	—	3.0

Distributable cash flow	$14.4	$13.2

(1)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months ended March 31, 2012 and 2011.

(2)	Current period portion of amount established at our IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact investor relations by phone at (713) 584-1133.

Matthew Meloy

Senior Vice President, Chief Financial Officer and Treasurer

Joe Brass

Director, Finance

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$86.3	$55.6
Trade receivables	462.6	575.9
Inventory	45.4	92.1
Assets from risk management activities	40.5	41.0
Other current assets	2.4	2.7

Total current assets	637.2	767.3

Property, plant and equipment, net	2,859.2	2,806.1
Long-term assets from risk management activities	9.0	10.9
Other assets	81.7	73.7

Total assets	$3,587.1	$3,658.0

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$555.1	$707.8
Liabilities from risk management activities	28.3	41.1

Total current liabilities	583.4	748.9

Long-term debt payable to third parties	1,380.4	1,477.7
Long-term liabilities from risk management activities	13.9	15.8
Other long-term liabilities	55.2	53.9
Owners’ equity:
Targa Resources Partners LP owner’s equity	1,412.3	1,222.8
Noncontrolling interests in subsidiaries	141.9	138.9

Total owners’ equity	1,554.2	1,361.7

Total liabilities and owners’ equity	$3,587.1	$3,658.0

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per unit amounts)

	Three Months Ended March 31,
	2012	2011
REVENUES	$1,645.5	$1,615.1
Product purchases	1,384.1	1,401.2
Operating expenses	71.6	65.9
Depreciation and amortization expenses	46.7	42.7
General and administrative expenses	32.9	31.8

Total costs and expenses	1,535.3	1,541.6
INCOME FROM OPERATIONS	110.2	73.5
Other income (expense):
Other interest expense, net	(29.4)	(27.5)
Equity in earnings of unconsolidated investments	2.1	1.7
Other income (expense)	(0.1)	(0.2)

Income (loss) before income taxes	82.8	47.5
Income tax (expense) benefit:	(1.0)	(1.8)

NET INCOME	81.8	45.7
Less: Net income attributable to noncontrolling interests	11.7	7.9

NET INCOME ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$70.1	$37.8

Net income attributable to general partner	$14.1	$7.6
Net income allocable to limited partners	56.0	30.2

Net income (loss) attributable to Targa Resources Partners LP	$70.1	$37.8

Basic net income per limited partner unit	$0.64	$0.37

Diluted net income per limited partner unit	0.63	0.37

Basic weighted average limited partner units outstanding	88.1	82.3

Diluted weighted average limited partner units outstanding	88.2	82.3

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In millions)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$81.8	$45.7
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	4.6	1.8
Amortization in general and administrative expense	1.0	0.2
Depreciation and other amortization expense	46.7	42.7
Accretion of asset retirement obligations	1.0	0.9
Deferred income tax expense	0.4	0.4
Equity in earnings of unconsolidated investment, net of distributions	—	(1.7)
Risk management activities	1.1	0.2
Changes in operating assets and liabilities:	10.1	8.4

Net cash used by operating activities	146.7	98.6

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(102.7)	(55.5)
Business acquisition	—	(29.0)
Investment in unconsolidated affiliate	(6.2)	(4.4)
Return of capital from unconsolidated affiliate	0.3	—
Other, net	0.8	—

Net cash used in investing activities	(107.8)	(88.9)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	145.0	268.0
Repayments of credit facility	(643.0)	(832.0)
Proceeds from issuance of senior notes	400.0	325.0
Cash paid on note exchange	—	(27.7)
Proceeds from equity offerings	168.4	304.4
Costs incurred in connection with financing arrangements	(4.4)	(6.2)
Contributions from parent	0.5	2.5
Distributions to unitholders	(66.0)	(53.5)
Contributions from noncontrolling interest	1.4	0.6
Distribution to noncontrolling interests	(10.1)	(3.5)

Net cash provided in financing activities	(8.2)	(22.4)

Net change in cash and cash equivalents	30.7	(12.7)
Cash and cash equivalents, beginning of period	55.6	76.3

Cash and cash equivalents, end of period	$86.3	$63.6

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
REVENUES	$1,645.8	$1,618.6
Costs and expenses:
Product purchases	1,384.2	1,401.2
Operating expenses	71.6	65.9
Depreciation and amortization expenses	47.4	43.4
General and administrative expenses	34.9	34.6

Total costs and expenses	1,538.1	1,545.1

INCOME FROM OPERATIONS	107.7	73.5
Other income (expense):
Interest expense, net	(30.5)	(28.5)
Equity in earnings of unconsolidated investments	2.1	1.7

Income before income taxes	79.3	46.7
Income tax (expense) benefit:	(10.1)	(5.8)

NET INCOME	69.2	40.9
Less: Net income attributable to noncontrolling interest	59.6	34.0

NET INCOME (LOSS) ATTRIBUTABLE TO TARGA RESOURCES CORP.	9.6	6.9

Net income (loss) available to common shareholders	$9.6	$6.9

Net income (loss) available per common share - basic	$0.23	$0.17

Net income (loss) available per common share - diluted	$0.23	$0.17

Weighted average shares outstanding - basic	41.0	40.9
Weighted average shares outstanding - diluted	41.8	41.3

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

KEY TARGA RESOURCES CORP. BALANCE SHEET ITEMS

(In millions)

March 31, 2012
Cash and cash equivalents:
TRC Non-Partnership	$34.9
Targa Resources Partners	86.3

Total cash and cash equivalents	$121.2

Long-term Debt:
TRC Non-Partnership	$89.3
Targa Resources Partners	1,380.4

Total long-term debt	$1,469.7